Exhibit 99.1

Crystal River Capital, Inc.
Three World Financial Center
200 Vesey Street, 10th Floor
New York, New York 10281-1010

FOR IMMEDIATE RELEASE
TUESDAY, AUGUST 7, 2007
CRYSTAL RIVER ANNOUNCES STOCK REPURCHASE PLAN

NEW YORK, NY—August 7, 2007 — Crystal River Capital, Inc. (“Crystal River” or the "Company") (NYSE: CRZ) today announced that its Board of Directors approved a stock repurchase plan (the "Plan"), authorizing the Company to repurchase up to two million shares of common stock in the open market.

Clifford Lai, Crystal River’s President and Chief Executive Officer, commented, "In light of the recent stock price move, we believe that the current stock price does not reflect the fair value for Crystal River, and we view the repurchase of our common stock as an attractive allocation of capital."

Under the Plan, the Company may purchase common stock from time to time in the open market or in negotiated block purchases. The amount and timing of any purchases will depend upon a number of factors, including the price and availability of the Company’s shares and general market conditions. The purchases will be funded from available working capital.

This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements that are based on various assumptions (some of which are beyond our control) may be identified by reference to a future period or periods or by the use of forward-looking terminology, such as “will,” “may,” "should," "believe," "expect," "would," or similar terms or variations on those terms or the negative of those terms. Although we believe that the expectations contained in any forward-looking statement are based on reasonable assumptions, we can give no assurance that our expectations will be attained. Factors that could cause actual results to differ materially from those set forth in the forward-looking statements include, but are not limited to, changes in interest rates, changes in the yield curve, changes in prepayment rates, the effectiveness of our hedging strategies, the availability of mortgage-backed securities and other targeted investments for purchase and origination, the availability and cost of capital for financing future investments and, if available, the terms of any such financing, changes in the market value of our assets, future margin reductions and the availability of liquid assets to post additional collateral, changes in business conditions and the general economy, competition within the specialty finance sector, changes in government regulations affecting our business, our ability to maintain our qualification as a real estate investment trust for federal income tax purposes and other risks disclosed from time to time in our filings with the Securities and Exchange Commission. We do not undertake, and specifically disclaim any obligation, to publicly release any update or supplement to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

Crystal River Capital, Inc. (NYSE: CRZ) is a specialty finance REIT. The Company invests in real estate related securities, such as commercial and residential mortgage-backed securities, commercial real estate, real estate loans and instruments, and other alternative asset classes. The Company focuses on opportunities across the entire real estate investment spectrum that are consistent with its goals of generating high current income and long-term capital appreciation. Crystal River is externally managed and advised by subsidiaries of Brookfield Asset Management Inc.

COMPANY CONTACT:
Marion Hayes
Investor Relations
Crystal River Capital, Inc.
(212) 549-8413
mhayes@crystalriverreit.com
[CRZ-G]